Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AGREEMENT (as amended, restated or supplemented or otherwise modified from time to time, hereinafter called the “Agreement”) made and entered into this 30th day of May, 2017 (“Closing Date”) by and between CITIZENS COMMUNITY BANCORP, INC., a Maryland corporation, (hereinafter called “Borrower”) and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal office located in Memphis, Tennessee (“Lender”).

W I T N E S S E T H :

WHEREAS, Citizens Community Federal National Association, a federally-chartered national banking association and a wholly-owned subsidiary of Borrower (the “Bank”), previously entered into a Plan and Agreement of Merger dated February 10, 2016, as amended by First Amendment to Plan and Agreement of Merger dated May 13, 2016 (the “2016 Merger Agreement”) with Old Murry Bancorp, Inc., a Wisconsin corporation (“Old Murry”), and Community Bank of Northern Wisconsin, a state bank duly organized and existing under the laws of the State of Wisconsin (“CBNW”), pursuant to which CBNW merged with and into Bank and continued under the charter of the Bank (the “2016 Merger”) with Bank remaining as the surviving banking organization of both Bank and CBNW;

WHEREAS, in order to finance the 2016 Merger, the Borrower entered into a Loan Agreement with Lender dated May 16, 2016 for a term loan in the amount of Eleven Million and 00/100 Dollars ($11,000,000.00) (the “2016 Term Loan”);

WHEREAS, on or about September 30, 2016, in order to finance a stock repurchase, Borrower and Bank entered into an Amended and Restated Loan Agreement with Lender for a revolving loan in the amount of Three Million and 00/100 Dollars ($3,000,000.00) (“Revolving Loan”) evidenced by a Revolving Credit Note and Lender agreed to make the Revolving Loan on the terms and conditions set forth therein; and

WHEREAS, the Revolving Loan and the Revolving Credit Note are terminated as of the Closing Date; and

WHEREAS, the Borrower has entered into an Agreement and Plan of Merger (the “2017 Holding Company Merger Agreement”) with Wells Financial Corp., a Minnesota corporation (“Wells Financial”), dated as of March 17, 2017, pursuant to which Wells Financial shall be merged with and into Borrower with Borrower as the surviving entity (the “2017 Holding Company Merger”); and

WHEREAS, in connection with the 2017 Holding Company Merger, the Bank is contemplating entering into an Agreement and Plan of Merger (the “2017 Bank Merger Agreement” and, together with the 2017 Holding Company Merger Agreement, the “2017 Merger Agreements”) with Wells Federal Bank, a Minnesota state-chartered bank (“Wells Bank”) which is a wholly-owned subsidiary of Wells Financial, pursuant to which Wells Bank shall be merged with and into Bank, with Bank as the surviving entity (the “2017 Bank Merger” and, together with the 2017 Holding Company Merger, the “Wells Transaction”); and

WHEREAS, in order to finance the Wells Transaction, Borrower desires to obtain an additional Five Million Dollar ($5,000,000.00) term loan from Lender (the “2017 Term Loan” and, together with the 2016 Term Loan, the “Loans”), anticipated to be funded on or before September 30,

2017, subject to the specific terms and conditions set forth in this Agreement for such funding, and Lender is willing to make such 2017 Term Loan available to Borrower on the terms and conditions set forth herein; and

WHEREAS, Borrower and Lender wish to enter into this Second Amended and Restated Loan Agreement to set forth certain terms of the 2017 Term Loan and to secure the Loans by a pledge of one million (1,000,000) shares of common stock of the Bank evidenced by Stock Certificate No. 1, which constitutes one hundred percent (100%) of the outstanding shares of the Bank.

NOW, THEREFORE, in consideration of the promises and the mutual agreements, covenants and conditions herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

AGREEMENTS

1.    AMOUNT AND TERMS OF BORROWINGS.

1.1    Defined Terms. Any capitalized term used but not defined in the preamble, recitals, or body of this Agreement shall have the meaning set forth on Appendix A attached hereto and incorporated herein by reference.

1.2    Loans.

(a)    The 2016 Term Loan was advanced on May 16, 2016 and is evidenced by a promissory note in the principal amount of Eleven Million and 00/100 Dollars ($11,000,000.00) dated May 16, 2016 (the “2016 Term Note”). The 2016 Term Loan shall expire and mature, and the outstanding principal balance of the 2016 Term Loan and all accrued interest thereon shall be due and payable, on the 2016 Term Loan Maturity Date.

(b)    Lender and Borrower hereby agree that the Lender’s commitment to lend under the Revolving Loan is terminated as of the Closing Date;

(c)    On or before September 30, 2017 (the “2017 Term Loan Advance Expiration Date”), Lender also hereby agrees to lend, and Borrower hereby agrees to borrow, on a term loan basis, upon the terms and conditions set forth in this Agreement, the sum of Five Million Dollars ($5,000,000.00), as the 2017 Term Loan, if advanced, to be evidenced by a promissory note (the “2017 Term Note”), in the form as set forth in Exhibit A and incorporated herein by reference. If made, the 2017 Term Loan shall bear interest and be payable in accordance with the terms and provisions of the 2017 Term Note. If made, the 2017 Term Loan shall expire and mature, and the outstanding principal balance of the 2017 Term Loan and all accrued interest thereon shall be due and payable as follows: said principal and interest shall be payable quarterly, with a ten (10) year amortization, as set forth in the 2017 Term Note. The 2016 Term Note and the 2017 Term Note are referred to herein as the “Notes.”

1.3    Collateral. All indebtedness and obligations of Borrower to Lender under this Agreement shall be secured by Lender’s lien and security interest in the Collateral. The pledging of such Collateral shall be evidenced by the Second Amended and Restated Pledge Agreement

(“Pledge Agreement”). Borrower agrees that all of the rights of Lender with regard to the Pledge Agreement set forth in this Agreement shall apply to any modification of, or supplement to this Agreement.

1.4    Fee. A loan origination fee in the amount of Seven Thousand Five Hundred and 00/100 Dollars ($7,500) shall be paid by Borrower to Lender on the Closing Date. Borrower agrees that this fee is fair and reasonable considering the condition of the money market, the creditworthiness of the Borrower, the interest rate to be paid, and the nature of the security for the Loans.

1.5    Funding. Any advance of 2017 Term Loan proceeds hereunder shall be made, upon Borrower’s request, by depositing the same into a demand deposit account with Lender, by wire transfer to Borrower’s account, or as otherwise agreed between Borrower and Lender, except that any amount necessary to be used to consummate an acquisition shall, at Lender’s option, be wired directly to the applicable seller or merger counterparty in connection with such acquisition or as agreed by Borrower and Lender.

1.6    Increased Costs Generally.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Lender;

(ii)    subject the Lender to any tax of any kind whatsoever with respect to this Agreement, or any Loans made by it, or change the basis of taxation of payments to such Lender in respect thereof; or

(iii)    impose on the Lender any other condition, cost or expense affecting this Agreement or the Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining the Loans (or of maintaining its obligations to make the Loans), or to increase the cost to the Lender of issuing or maintaining any letter of credit (or of maintaining its obligation to participate in or to issue any letter of credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon at least forty-five (45) days written notice from Lender, the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reductions suffered after the expiration of the forty-five (45) day period.

(b)    Capital Requirements. If Lender determines that any Change in Law affecting the Lender or Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the commitment of the Lender hereunder or the Loans made by the Lender hereunder, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time upon at least forty-five (45) days written notice from the Lender, the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered after the expiration of such forty-five (45) day period.

(c)    Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in this Section and delivered to Borrower, shall be conclusive absent manifest error. The Borrower shall pay the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 6-month period referred to above shall not be extended to include the period of retroactive effect thereof).

(e)    Limitations. Notwithstanding the foregoing provisions of Section 1.6, Borrower shall not be required to so reimburse Lender (i) unless Lender, at the time of the request for reimbursement, is generally assessing such amounts on a nondiscriminatory basis against similarly-situated borrowers under its other loan agreements that have similar increased costs provisions., or (ii) if the increased costs to Lender giving rise to such demand for reimbursement by Borrower are a result of the imposition by a Governmental Entity of fines or penalties against Lender for Lender’s non-compliance with applicable laws or regulations.

2.    USE OF PROCEEDS.

2.1    Use of Loan Proceeds. The proceeds of the 2016 Term Loan were used by the Borrower for the sole purpose of financing the acquisition of CBNW in the 2016 Merger. The proceeds of the 2017 Term Loan are to be used for the sole purpose of financing the Wells Transaction.

3.    CONDITIONS OF LENDING.

Except for the 2016 Term Loan, which Lender disbursed on May 16, 2016, the obligation of Lender to fund the 2017 Term Loan to Borrower under this Agreement is subject to the strict satisfaction of each of the following conditions:

3.1    No Defaults; Certificate. Borrower and the Bank shall be in full compliance with all the terms and conditions of this Agreement, and no Event of Default, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred. At Lender’s request, Lender shall have received from Borrower and the Bank a certificate, in form and content reasonably acceptable to Lender dated as of and delivered on the Closing Date, certifying that (1) the representations and warranties set forth herein, and the exhibits attached hereto, are accurate, true and correct on and as of such date, (2) show that neither the transactions contemplated hereby or by any other Loan Document will cause or result in any violation of (or creation of any right in third parties under the provisions of) any laws restricting or otherwise regulating the use, application or distribution of corporate funds and assets, and (3) that no Event of Default nor any event which upon notice or lapse of time or both would constitute such an Event of Default, exists.

3.2    Accuracy of Representations and Warranties. At the Closing Date and as of the date of the 2017 Term Loan funding, the representations and warranties set forth herein and in any other Loan Document shall be true and correct.

3.3    Corporate Action and Authority. The Borrower shall have delivered to Lender: (i) a certificate from the Secretary of State of Maryland that Borrower is in good standing and certificates from the Secretaries of State and of each other State in which the Borrower owns any property (Michigan, Minnesota, and Wisconsin), has stationed any employees or agents, or otherwise conducts business, certifying the Borrower’s good standing as a corporation in each such State; (ii) a copy of the Resolutions passed by the Borrower’s Board of Directors authorizing the execution and delivery of the performance of Borrower’s obligations under the Loan Documents certified by the Secretary or Assistant Secretary to be true and correct; and (iii) a certificate or certificates, dated as of and delivered on the date of the execution of this Agreement and signed on behalf of the Borrower by the Secretary or Assistant Secretary, certifying the names of the officers authorized to execute and deliver the Loan Documents on behalf of the Borrower, together with the original, not photocopied, signatures of each officer. Borrower shall also deliver the same items specified in (i) above pertaining to the Bank from the appropriate regulatory agency.

3.4    Delivery of Notes, Loan Agreement, Pledge Agreement, and Stock Certificates. As of the Closing Date, Borrower shall have delivered the Loan Documents (other than the 2017 Term Note, which shall be executed and delivered at the date of the 2017 Term Loan funding). The security interest in the Collateral shall be prior to all other liens.

3.5    Proceedings. The Loan Documents, upon their execution, and all proceedings in connection with the authorization, execution and delivery of and the performance of the obligations under the Loan Documents shall be satisfactory in substance and form to Lender.

3.6    Payment of Fees and Expenses. Borrower shall have paid, at or prior to the date of the extension of the 2017 Term Loan, all costs and expenses in accordance with Section 8.9, to the extent then determined by Lender.

3.7    Other Writings. The Lender shall receive such other agreements, instruments, documents, certificates, affidavits and other writings as Lender may reasonably require.

3.8    Intentionally Omitted.

3.9    Financial Statements. Prior to any disbursement of the 2017 Term Loan, Borrower shall have delivered to Lender, true and exact copies of the current financial statements of the Borrower, the Bank and all other Subsidiaries, for the quarter ending March 31, 2017 and audit report and opinion of the Borrower’s independent accounting firm, with respect thereto (it being understood that Lender is relying upon such audit report and opinion in entering into this Agreement) as of September 30, 2016, the unaudited financial statements of Borrower as of March 31, 2017 and the 2016 F.R. Y-6 Annual Report and F.R. Y-9 Parent Company only (and Consolidated, if applicable) financial statement(s) filed by Borrower with the Federal Reserve.

3.10    Intentionally Omitted.

3.11    Intentionally Omitted.

3.12    No Material Adverse Change. At the time of the funding of the 2017 Term Loan, there shall have occurred, in the opinion of Lender, no material adverse changes in the condition, financial or otherwise, of Borrower or Bank from that reflected in the financial statements furnished pursuant to Section 3.9 hereof or furnished to Lender from time to time hereafter as required herein.

3.13    Conditions Precedent to All Credit Extensions. The obligation of the Lender to extend credit or make loan advances pursuant hereto (including the advance of the 2017 Term Loan) shall be subject to the following additional conditions precedent:

(a)    The Borrower shall have furnished to the Lender each of the items referred to in Section Three hereof, all of which shall remain in full force and effect as of the date of such requested credit extension or loan advance (notwithstanding that the Lender may not have required any such item to be furnished prior to the Closing Date).

(b)    The Borrower shall not be in default of any of the terms and provisions hereof or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Loans, indebtedness, and extensions of credit. Each of the Warranties and Representations of the Borrower, as set out in Section Four hereof shall remain true and correct in all material respects as of the date of the 2017 Term Loan funding.

3.14    Additional Conditions Precedent to 2017 Term Loan Advance. In addition to any conditions set forth in this Section 3 above, the Lender’s obligation to fund the 2017 Term Loan is subject to Borrower’s satisfaction of all of the following additional conditions precedent in Lender’s reasonable discretion:

(a)    Lender shall have reviewed and approved the 2017 Merger Agreements and all documents and schedules related thereto, and Borrower shall deliver to Lender a certified copy of all material agreements related to the Wells Transaction at or prior to such funding;

(b)    Bank and Borrower shall be the surviving entities under the 2017 Bank Merger and the 2017 Holding Company Merger, respectively;

(c)    Borrower shall have provided the Lender with evidence of all consents and approvals (governmental, shareholder, or otherwise) required in connection with the completion of the Wells Transaction;

(d)    the Wells Transaction and the transactions contemplated by the 2017 Merger Agreements shall close simultaneously with or within one (1) Business Day following the funding of the 2017 Term Loan proceeds;

(e)    upon completion of the Wells Transaction, Borrower’s reasonable, good faith projections and pro forma financials show that it and the Bank will remain in compliance with all financial and other covenants under this Agreement, and Borrower and Bank have provided Lender with satisfactory evidence of same;

(f)    Borrower gives Lender written notice of the proposed completion of the Wells Transaction and anticipated 2017 Term Loan funding date at least fifteen (15) days prior to consummation of same;

(g)    Proceeds of the 2017 Term Loan shall be used solely for the purpose of consummating the Wells Transaction and reasonable and actual fees incurred in connection therewith;

(h)    Borrower shall have executed and delivered the 2017 Term Note to Lender; and

(i)    Borrower shall have paid all of Lender’s reasonable attorney fees and expenses incurred in connection with the documentation of this Agreement and the Lender’s review of the foregoing items.

Additionally, the closing of the Wells Transaction and the funding of the 2017 Term Loan must occur, if at all, on or prior to 2017 Term Loan Advance Expiration Date. If such transactions have not closed by the 2017 Term Loan Advance Expiration Date, the same shall not constitute an Event of Default hereunder, but the Lender shall be relieved of any obligation hereunder to fund the 2017 Term Loan unless Lender agrees otherwise in its sole discretion.

4.    REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Loan Documents and the funding of the Loans) that:

4.1    Corporate Status. Borrower is a corporation duly organized and existing under the laws of the State of Maryland, is duly qualified to do business and is in good standing under the laws of other states where the Borrower does business, if any, and has the corporate power and authority to own its properties and assets and conduct its affairs and business.

4.2    Corporate Power and Authority. Borrower has full power and authority to enter into this Agreement, to borrow funds as contemplated herein, to execute and deliver this Agreement, the Notes and other Loan Documents executed and delivered by it, and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action; and the officer executing each of the Loan Documents is duly authorized to do so by all necessary corporate action. Any consents or approval of shareholders or directors of Borrower, or any other party (including without limitation any regulatory agency or authority) required as a condition to the execution, delivery, or validity of any Loan Document have been obtained; and each of said Loan Documents is the valid, legal, and binding obligation of Borrower enforceable in accordance with its terms.

4.3    No Violation of Agreements or Law. Neither Borrower, Bank, nor any other Subsidiary of Borrower is in material default under any indenture, agreement or instrument to which it is a party or by which it may be bound, nor in violation of any state or federal statute, rule, ruling, or regulation governing its operations and the conduct of its business, operations or financial condition of Borrower, Bank, or any other Subsidiary. Neither the execution and delivery of the Loan Documents nor the consummation of the transactions herein contemplated, or compliance with the provisions hereof will conflict with, or result in the breach of, or constitute a default under, any indenture, agreement or other instrument to which Borrower is a party or by which it may be bound, or result in the creation or imposition of any Lien, charge or encumbrance upon any of the property of Borrower, or violate or be in conflict with any provision of the charter or bylaws of Borrower, the Bank or any other Subsidiary.

4.4    Compliance With Law; Government Approvals.

(a)    Borrower has complied and is complying with all requirements, made all applications, and submitted all reports required by The Bank Holding Company Act of 1956, as amended, and any regulations or rulings issued in connection therewith, and the transaction contemplated hereby will not violate any such statutes, rules, rulings, or regulations nor will the consummation of said actions and transactions cause Borrower to be in violation thereof. Borrower has, if required, made all filings and received all governmental or regulatory approvals necessary for the consummation of the transactions described herein, including without limitation the approval of the Board of Governors of the Federal Reserve System.

(b)    Borrower has complied and is complying with all other applicable state or federal statutes, rules, rulings and regulations. The borrowing of money and said actions and transactions required hereunder will not violate any of such statutes, rules, rulings, or regulations.

4.5    Litigation. There are no actions, suits or proceedings pending or, to the Knowledge of the Borrower threatened against the Borrower, the Bank or any other Subsidiary before any court, arbitrator or governmental or administrative body or agency which, if adversely determined, would result in any material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank, or any other Subsidiary except as set forth in Exhibit C.

4.6    Supervisory Action. Neither Borrower, the Bank nor any other Subsidiary is subject to any Supervisory Action by any federal or state bank regulatory authority, except as set forth on Schedule 4.6 attached hereto and incorporated by reference herein.

4.7    Financial Condition. The balance sheets and the related statements of income of Borrower, the Bank, and the other Subsidiaries and the financial reports of Borrower, the Bank, and the other Subsidiaries which will be delivered to Lender pursuant to Section 3.9 hereof are, or will be as of their respective dates and for the respective periods stated therein, complete and correctly and fairly present the financial condition of Borrower, the Bank, and the other Subsidiaries, and the results of their operations, respectively, as of the dates and for the periods stated therein, and have been, or will be as of their respective dates and for the respective periods stated therein, prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and consistent with that of the preceding fiscal year or period, as the case may be. Other than (a) immaterial liabilities of the Borrower, the Bank, or any other Subsidiary incurred in the ordinary course of business and consistent with prior practice and (b) indebtedness permitted under Section 6.1, there are no liabilities of the Borrower, the Bank, or any other Subsidiary not included in such financial statements. There has been no material adverse change in the business, properties or condition of Borrower, the Bank, or the other Subsidiaries since the date of the financial statement furnished to Lender pursuant to Section 3.9 hereof.

4.8    Tax Liability. Borrower, the Bank, and the other Subsidiaries have filed all federal, state and other tax returns, which are required to be filed by them, and have paid all taxes which have become due pursuant to such returns or pursuant to any assessments received by Borrower, the Bank, and the other Subsidiaries.

4.9    Subsidiaries. Borrower has no Subsidiaries and owns stock in no corporation or banking association other than the Subsidiaries listed in Exhibit D.

4.10    Bank Stock. The common stock of the Bank owned by Borrower or any other Subsidiary of Borrower is duly authorized and validly issued by the Bank or other Subsidiary. The total number of shares of common stock of the Bank and each other Subsidiary issued and outstanding as of the Closing Date are all owned by Borrower, the Bank or other Subsidiaries of Borrower. Except for liens in favor of Lender pursuant to the Pledge Agreement or as set forth in Section 6.2 hereof or on Exhibit E, the stock of the Bank and each other Subsidiary is free and clear of all Liens; said common stock is fully paid and non-assessable. There are no outstanding warrants or options to acquire any common stock of the Bank and any other Subsidiary. There are no outstanding securities convertible or exchangeable into shares of common stock of any Subsidiary; and there are no restrictions on the transfer or pledge of any shares of common stock of any Subsidiary, except as set forth in Section 6.2 hereof or on Exhibit E. Borrower has the right to pledge and transfer the Collateral and assign the income therefrom without obtaining the consent of any other person or authority except as set forth in Section 6.2 hereof or on Exhibit E; and the Pledge Agreement creates for the benefit of Lender a first lien security interest in the Collateral subject to no other interests or claims.

4.11    Title to Assets; Liens. Borrower and Bank each have good and marketable title to all its respective properties and assets reflected on the financial statements referred to herein, except for (i) such assets as have been disposed of since said date as no longer used or useful in the conduct of business and (ii) items which have been amortized in accordance with GAAP applied on a consistent basis. There are no Liens or any assets of the Borrower, the Bank or any other Subsidiaries other than as set forth in Section 6.2 hereof or as disclosed on Exhibit E.

4.12    Options, Warrants, Etc. Related to Shares. Except as set forth in Exhibit F, there are no options, warrants or other rights agreements or commitments (including conversion rights and preemptive rights) obligating the Borrower, the Bank, or any Subsidiary to issue, sell, purchase or redeem shares of the Borrower, the Bank, or any other Subsidiary or securities convertible to such shares.

4.13    Environmental Laws.

(a)    The Borrower and each of its Subsidiaries have obtained all permits, licenses, and other authorizations which are required under all Environmental Laws and are in compliance in all respects with all applicable Environmental Laws.

(b)    On or prior to the Closing Date, no notice, demand, request for information, citation, summons, or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or, to the best of the Knowledge of the Borrower, threatened by any governmental or other Person with respect to any alleged or suspected failure by the Borrower or any of its Subsidiaries to comply in any material respect with any Environmental Laws.

(c)    There are no material Liens arising under or pursuant to any Environmental Laws on any of the property owned or leased by the Borrower or any of its Subsidiaries.

(d)    There are no conditions existing currently or anticipated to exist during the term of this Agreement which would subject the Borrower or any of its Subsidiaries or any of their property to any material Lien, damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action, or other responses by the Borrower and its Subsidiaries pursuant to Environmental Laws.

4.14    Disclosure. The Borrower has disclosed to the Lender (i) all agreements, instruments and corporate or other restrictions to which it, Bank or any of the other Subsidiaries is subject, the termination of which could reasonably be expected to result in a material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank or any of the other Subsidiaries and (ii) all matters Known to it that, individually or in the aggregate, could reasonably be expected to result in a material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank or any of the other Subsidiaries. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.15    Contracts or Restrictions Affecting Borrower and/or Bank. Neither Borrower nor Bank is a party to any agreement or instrument or subject to any charter or other corporate restrictions adversely affecting its business, properties or assets, operations or condition (financial or otherwise).

4.16    No Default. Neither Borrower nor Bank is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which will or might materially and adversely affect the business or operations of Borrower or the Bank, as the case may be.

4.17    ERISA. Borrower and Bank are in material compliance with all applicable provisions of ERISA and all other laws, state or federal, applicable to any employees’ retirement plan maintained or established by either of them.

4.18    OFAC. Neither the Borrower nor any Subsidiary (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act or (c) is a Sanctioned Person. No part of the proceeds of the Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.    AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until the Notes together with interest thereon are paid in full, unless specifically waived by the Lender in writing, Borrower will, and will cause the Bank and the Subsidiaries to:

5.1    Business and Existence; Compliance with Laws. Perform all things necessary to preserve and keep in full force and effect the existence, rights and franchises of Borrower, the Bank and the other Subsidiaries and to comply and cause the Bank and the other Subsidiaries to comply in all material respects with all local, state and federal laws and regulations applicable to banks and bank holding companies, and all laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by the Borrower and the Bank; and notify Lender immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any such franchises or licenses, or grants of authority, the result of which would constitute a materially adverse effect on the Borrower or the Bank, or the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any such franchises or grants of authority.

5.2    Maintain Property. Maintain, preserve, and protect all properties used or useful in the conduct of Borrower’s, the Bank’s, and each other Subsidiary’s business and keep the same in good repair, working order and condition.

5.3    Insurance. At all times keep the insurable properties of Borrower, the Bank, and each other Subsidiary adequately insured and maintain in force (i) insurance, to such an extent and against such risks, including fire and theft, as is customary with companies in the same or similar business, (ii) necessary workmen’s compensation insurance, fidelity bonds and directors’ and officers’ insurance coverage in amounts satisfactory to Lender, and (iii) such other insurance as may be required by law; and if required by Lender, deliver to the Lender a copy of the bonds and policies providing such coverage and a certificate of Borrower’s, the Bank’s, or each other Subsidiary’s chief executive officer, as the case may be, setting forth the nature of the risks covered by such insurance, the amount carried with respect to each risk, and the name of the insurer.

5.4    Taxes and Liens. Pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon Borrower, the Bank, or each other Subsidiary or upon any of their respective income and profits, or their properties, real, personal or mixed, or any part thereof, before the same shall become delinquent; provided, however, that Borrower, the Bank, and each other Subsidiary shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the amount or validity thereof shall be contested in good faith by appropriate proceedings and provided that procedures satisfactory to Lender are carried out to prevent foreclosure of any lien therefrom.

5.5    Financial Reports and ERISA.

(a)    Furnish to Lender as soon as available and in any event within one hundred twenty (120) days after the end of each calendar year, (1) consolidated and consolidating balance sheets of Borrower, the Bank, and each other Subsidiary, as of the end of such year and consolidated and consolidating statements of income of Borrower, the Bank, and each other Subsidiary for the year then ended, together with the audit report and opinion of independent Certified Public Accountants acceptable to the Lender with respect thereto, such audit report and opinion shall contain no exceptions or qualifications unacceptable to Lender; (2) promptly upon receipt, copies of all management letters and other assessments and recommendations, formal or informal, submitted by the Certified Public Accountants to Borrower or each Subsidiary; (3) upon Lender’s request, a copy of Borrower’s FR Y-9 Parent Company Only (and Consolidated, if applicable) financial statement(s) and (4) upon Lender’s request, a copy of Borrower’s F.R. Y-6 Annual Report promptly upon the filing of the same with the Federal Reserve Board; and (5) upon Lender’s request, a copy of the Bank’s Call Report promptly upon the filing with the appropriate regulatory agency.

(b)    Upon Borrower obtaining Knowledge thereof, the Borrower will give written notice to the Lender promptly (and in any event within five (5) business days), of: (1) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (2) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the mean of Title IV of ERISA); (3) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower, the Bank, or any other Subsidiary or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (4) any change in the funding status of any Plan that could have a material adverse effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower shall furnish the Lender and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(c)    Promptly upon the transmission thereof, copies of all material financial statements, proxy statements, notices, reports and other communications sent by the Borrower or any other Subsidiary to the shareholders of the Borrower and any other such communications as may be requested by Lender and copies of any and all regular or periodic reports, registration statements, prospectuses or other written communications that the Borrower or the Bank or any other Subsidiary is or may be required to file with the Securities and Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities and Exchange Commission if any.

(d)    With reasonable promptness, such other financial information for the Borrower or the Bank or any other Subsidiary as Lender may reasonably request. For so long as the Borrower is a publicly-traded company and is publicly reporting its financial statements with the U.S. Securities and Exchange Commission in the manner described below, the Borrower shall be deemed to have satisfied its obligation to deliver any financial statements, proxy statements, notices, reports, disclosures or other communications and information required to be delivered pursuant to Section 5.5(a), (b) or (c) if the Borrower timely files its Form 10-Q, Form 10-K, or other filing as the case may be, with the U.S. Securities and Exchange Commission on “EDGAR”.

5.6    Regulatory Examinations. (a) Promptly notify Lender of every examination by, or any material correspondence, report, memoranda or other written communication from or with, any federal or state regulatory body or authority, with respect to the properties, loans, operations and/or condition of Borrower, the Bank, or any other Subsidiary, and of the receipt by Borrower, the Bank, or any other Subsidiary of every examination or other report prepared by such body or authority with respect thereto; and (b) if required by Lender, fully and completely assist and cooperate with Lender in requesting approval by such regulatory body or authority of the furnishing to Lender of any such report, and furnish such report to Lender if such approval is given; provided, however, that Lender shall take such steps as may be necessary to assure that all such reports shall remain confidential and shall be used by Lender solely in connection with the administration of the Loans in accordance with the provisions of this Agreement.

5.7    Additional Information. Furnish such other information regarding the operations, business affairs and financial condition of Borrower, the Bank, and each other Subsidiary as Lender may from time to time reasonably request, including but not limited to true and exact copies of any monthly management reports to their respective directors (with all proprietary and confidential personnel data, if any, redacted), their respective tax returns, and all information furnished to shareholders, or any governmental authority, including the results of any stock valuation performed.

5.8    Right of Inspection. Except to the extent, if any, prohibited by applicable law, permit any person designated by Lender, to inspect any of the properties, books and financial and other reports and records of Borrower, the Bank, and each other Subsidiary, including, but not limited to, all documentation and records pertaining to the Bank’s loans, investments and deposits; and to discuss their affairs; finances and accounts with Borrower’s, the Bank’s, and each other Subsidiary’s principal officers, at all such reasonable times and as often as Lender may reasonable request. If required by Lender, Borrower will pay Lender loan fees in an amount determined by Lender to be necessary to cover the costs of such inspections, including a reasonable allowance for Lender’s overhead as well as out-of-pocket expenses in connection with such inspection.

5.9    Notice of Default. At the time of Borrower’s first Knowledge or notice, furnish the Lender with written notice or the occurrence of any event or the existence of any condition which constitutes or upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Loan Agreement or other Loan Documents or an event of default or default under any other loan documents for any other loan to the Borrower, the Bank, or any other Subsidiary.

5.10    Notice of Litigation. Borrower shall notify Lender of any actions, suits or proceedings instituted by any person against the Borrower, the Bank or other Subsidiary claiming money damages or other monetary liability in an amount of One Hundred Thousand Dollars ($100,000.00) or more, said notice to be given within ten days of the first notice to Borrower or other party of the institution of such action, suit or proceeding and to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the person instituting the action, suit or proceeding, and any other significant features of the claim.

5.11    Perfection of Security Interest. The Borrower or other Subsidiary shall perform such acts as may be necessary, in the reasonable judgment of Lender, now or in the future, to perfect or continue perfection of the security interests granted to Lender, or otherwise provided for, under any and all Loan Documents.

5.12    Dividends to Borrower from the Bank. Borrower shall cause the Bank and other Subsidiary to pay dividends or otherwise make such cash contributions at such times and in such amounts, as is necessary to enable Borrower to meet all of its obligations under the Loan Documents on a timely basis, including the payment, when due, of each installment of interest and the payment of principal on the Loans to the extent permitted by law including applicable bank regulatory agency rules and regulations. Without limiting the generality of the foregoing, should any prepayment, accelerated payment or other payment ever be due with respect to the Loans, Borrower shall cause the Bank and other Subsidiary to pay dividends or otherwise make such additional distributions to the Borrower as necessary to enable the Borrower to make such prepayment, accelerated payment or other payment, to the extent permitted by law including applicable bank regulatory agency rules and regulations.

5.13    Capital Ratio/Equity Capital Adequacy.

(a)    Borrower and Bank shall maintain at all times a “Well Capitalized” rating as required by any applicable regulatory authority as such requirement may be revised from time to time.

(b)    Bank shall maintain as of each Covenant Compliance Date a Risk-Based Capital Ratio greater than or equal to Twelve Percent (12.00%).

5.14     “Modified” Texas Ratio. As of each Covenant Compliance Date Bank shall maintain a “Modified” Texas Ratio of less than or equal to Thirty Percent (30.00%).

5.15    Return on Average Assets.

(a)    Until the funding of the 2017 Term Loan (or if the 2017 Term Loan is never funded), Bank shall maintain an annualized return on average assets of at least the percentage set forth below opposite the applicable Covenant Compliance Date:

Covenant Compliance Dates occurring	Percentage
On or before September 30, 2017	0.40%
October 1, 2017 through and including September 30, 2018	0.45%
On or after October 1, 2018	0.50%

In making such calculation, the return on average assets as of any Covenant Compliance Date shall be calculated as the ratio, expressed as a percentage, of (i) (x) the annualized year-to-date net income of the Bank plus (y) non-recurring merger expenses related to the Wells Transaction incurred during such period, to (ii) the annualized average of total assets of the Bank.

(b)    If Borrower timely closes upon the Wells Transaction and receives the proceeds of the 2017 Term Loan, then in lieu of the return on average assets requirements under Section 5.15(a), above, the following covenant shall apply from and after the date of such closing and funding. Bank shall maintain a return on average assets of at least the percentage set forth below opposite the applicable Covenant Compliance Date:

Covenant Compliance Dates occurring	Percentage
From and after the effective date of the Wells Transaction through and including September 30, 2018	0.55%
October 1, 2018 through and including September 30, 2019	0.60%
October 1, 2019 and thereafter	0.65%

In making such calculation for the September 30, 2017 Covenant Compliance Date, the return on average assets shall be calculated as the ratio, expressed as a percentage, of (i) (x) net income of Bank for the fiscal year then ended plus (y) non-recurring merger expenses related to the Wells Transaction incurred during such period plus (z) “short period” net income of Wells Bank to (ii) the average of total assets of Bank for the fiscal year then ended plus “short period” average of total assets of Wells Bank. “Short period” means the period between the date of closing of the Wells Transaction and September 30, 2017.

In making such calculation for Covenant Compliance Dates from December 31, 2017 through September 30, 2018, the return on average assets as of any Covenant Compliance shall be calculated as the ratio, expressed as a percentage, of (i) (x) the annualized year-to-date net income of the Bank plus (y) non-recurring merger expenses related to the Wells Transaction to (ii) the annualized year-to-date average of total assets of the Bank.

In making such calculation for Covenant Compliance Dates after September 30, 2018, the return on average assets as of any Covenant Compliance Date shall be calculated as the ratio, expressed as a percentage, of (i) the net income of the Bank for the four-quarter period ending on such Covenant Compliance Date to (ii) the annualized year-to-date average of total assets of the Bank.

5.16    Loan Loss Reserves. With respect to the Bank, maintain at all times loan loss reserves in amounts deemed adequate by all federal and state regulatory authorities.

5.17    Loan-to-Value. Borrower shall maintain as of each Covenant Compliance Date a Loan-to-Value Ratio of less than or equal to Fifty Percent (50.00%).

5.18    Indemnification. Borrower and Bank shall indemnify the Lender, and hold it harmless of and from any and all loss, cost, damage or expense, of every kind and nature, including reasonable attorneys’ fees, which the Lender incurs by reason of any violation of any Environmental Laws by Borrower or Bank or by any predecessors or successors to title to any property of the Borrower or Bank.

5.19    Compliance Certificate. Furnish Lender a Certificate of Compliance duly certified by the Chief Executive Officer of Borrower within forty-five (45) days after the end of each fiscal quarter stating that Borrower and each Bank Subsidiary and the Borrower and all Subsidiaries, as applicable, are in compliance with all terms, covenants and conditions of this Loan Agreement and all related Loan Documents, including, but not limited to, Sections 5.1 – 5.17 of this Agreement. Such Certificate of Compliance shall be as set forth in Exhibit H and otherwise be in form and substance satisfactory to Lender.

6.    NEGATIVE COVENANTS.

Borrower covenants and agrees with Lender that Borrower shall comply and cause the Bank and other Subsidiaries to comply with the following negative covenants unless the prior written consent of Lender shall be obtained, so long as any indebtedness remains outstanding under the Loan Documents:

6.1    Indebtedness. Neither Borrower nor the Bank shall create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness, except for the following indebtedness:

(a)    the indebtedness of the Borrower under the Loans;

(b)    the indebtedness owed by the Borrower to the Bank or any other Subsidiary;

(c)    debt for operating expenses, operating leases, or otherwise incurred by the Bank or any other Subsidiary in the ordinary course of business, including without limitation (i) deposits, certificates of deposit, and other ordinary course of business obligations owed to customers of the Bank; (ii) ordinary course of business indebtedness owed to the Federal Home Loan Bank; and (iii) short-term unsecured indebtedness incurred in the ordinary course of correspondent banking transactions;

(d)    indebtedness as set forth in Exhibit G;

(e)    obligations (contingent or otherwise) existing or arising under any Interest Rate Swap approved in advance by Lender;

(f)    unsecured subordinated financing of up to Fifteen Million Dollars ($15,000,000.00) to be provided to Borrower by EJF Debt Opportunities Master Fund, LP, a Cayman Islands limited partnership, expected to close and fund in the third quarter of 2017 (the “EJF Financing”), subject to the Lender’s reasonable review and approval of the subordination provisions and business terms associated with such EJF Financing; and

(g)    debt of Wells Bank, acquired in connection with the Wells Transaction, for operating expenses, operating leases, or otherwise incurred by Wells Bank in the ordinary course of business, including without limitation (i) deposits, certificates of deposit, and other ordinary course of business obligations owed to customers of Wells Bank; (ii) ordinary course of business indebtedness owed to the Federal Home Loan Bank; and (iii) short-term unsecured indebtedness incurred in the ordinary course of correspondent banking transactions.

6.2    Mortgages, Liens, Etc. Neither Borrower nor the Bank shall create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, except for:

(a)    Liens in favor of Lender securing payment of the Loans; and

(b)    Permitted Encumbrances.

6.3    Guaranties. Except in the ordinary course of business, guarantee or otherwise in any way become or be responsible for the indebtedness or obligations of any other Person, by any means whatsoever, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower or Bank in the ordinary course of business for collection.

6.4    Merger, Dissolution, Acquisition of Assets. Except for the 2016 Merger and the Wells Transaction, Borrower shall not enter into, or permit the Bank or any other Subsidiary to enter into, any transaction of merger or consolidation, or any reorganization, reclassification of stock, readjustment or change in capital structure; or acquire, or permit any Subsidiary to acquire, all of the stock, or other ownership interest, property or assets of any other person, corporation, partnership or other entity; provided that nothing in this Section 6.4 shall prevent Borrower, the Bank or any Subsidiary from entering into any transaction of merger, consolidation or share exchange where the following conditions are met: (a) the Borrower or the Bank are the surviving entities in such transaction, and a majority of the board of directors of Borrower and the Bank following such transaction consists of persons who were directors of Borrower and the Bank prior to such transaction; (b) such transaction is financed with cash on hand, equity, and/or indebtedness permitted under Section 6.1 above; (c) at the time of such transaction, no Event of Default, or event which would, with the passage of time, giving of notice, or both, constitute an Event of Default, has occurred and is continuing; (d) upon completion of such transaction, Borrower’s reasonable, good faith projections and pro forma financials show that it and the Bank will remain in compliance with all financial and other covenants under this Agreement; (e) Borrower and Bank have received all consents and approvals required by any applicable Bank Regulatory Authorities or by the shareholders or directors of the entities subject to such transaction in connection with such transaction; (f) the total assets of the target do not, in the aggregate, exceed One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00); and (g) Borrower gives Lender written notice of such proposed transaction at least thirty (30) days prior to consummation of same and provides Lender with such evidence as Lender reasonably requests to confirm such transaction’s compliance with the foregoing requirements (each such transaction, a “Permitted Transaction”). In the event the total assets of the target exceed One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00), but the transaction complies with all of the other requirements above, Borrower must request written consent from Lender to enter into the transaction.

6.5    Subsidiaries. Borrower shall not create, establish or acquire Subsidiaries or acquire or own stock or any other interest in any bank other than the Bank, or permit the creation, establishment or acquisition of any such Subsidiaries by any other Subsidiary.

6.6    Sale of Stock, Merger, or Asset Disposition.

(a)    Borrower shall not sell, transfer, pledge, assign, or otherwise dispose of, or otherwise encumber, any of the Borrower’s stock of the Bank or the Borrower’s or the Bank’s or any other Subsidiary’s common Capital Stock in any the Subsidiary nor permit the Bank or any other Subsidiary to issue additional shares of stock or rights, options or securities convertible into Capital Stock of the Bank or any other Subsidiary.

(b)    The Borrower will not, nor will it permit any of its Subsidiaries to, make any Asset Disposition except in the ordinary course of business.

6.7    Dividends, Redemptions and Other Payments. Borrower shall not declare or pay any dividends on the stock of Borrower or redeem any stock of Borrower if an Event of Default has occurred and is continuing under this Agreement or allow the payment of such a dividend that would create an Event of Default. The payment of any dividend or the redemption of any stock not otherwise prohibited shall in all respects comply with the rules and regulations of the Federal Reserve Board.

6.8    Capital Expenditures. Borrower shall not make or become committed to make, or permit any Subsidiary to make or to become committed to make, directly or indirectly, during any calendar year, capital expenditures which for Borrower and the Subsidiary exceed amounts deemed acceptable to applicable regulatory authorities.

6.9    Relocation. The Borrower shall not cause or permit Borrower or any Subsidiary to relocate their principal office, principal banking office, principal registered office or approved charter location without the written consent of Lender.

6.10    Transactions with Affiliates. The Borrower shall not, nor will it permit any of its Subsidiaries to, enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such person or entity other than (a) normal compensation and reimbursement of expenses of officers and directors and (b) except as otherwise specifically limited in this Agreement, other transactions which satisfy the applicable requirements under Section 23A of the Federal Reserve Act, 12 USC §371c and Section 23B of the Federal Reserve Act, 12 USC §371c-1. For purposes of this Agreement, the term affiliates shall have the same meaning as set forth in applicable bank regulations.

6.11    Change in Management. Neither the Borrower nor the Bank shall make any change in its senior executive management personnel (CEO, President, CFO, or other “c-level” or equivalent offices); provided, however, that if any of the foregoing officers cease to hold the applicable office described above, the same shall not be an Event of Default provided that the Borrower or the Bank, as the case may be, replaces such individual with another officer reasonably qualified and acceptable to all applicable Bank Regulatory Authorities within one hundred eighty (180) days of such change and further provided, that if Borrower and/or Bank (as the case may be) is actively engaged in good-faith efforts to replace any such senior management personnel upon the expiration of such one hundred eighty (180) day period, then such period shall be extended by an additional ninety (90) days.

6.12    Charter or By-Law Amendments. Neither Borrower, Bank nor any other Subsidiary shall adopt, amend or enter into, as applicable, any charter, articles of incorporation, bylaws (or any amendments thereto) or other provisions or agreements that would affect in any way the rights, obligations and/or preferences of the Collateral.

6.13    Intentionally Omitted.

6.14    No Defaults. Borrower shall not permit or suffer the occurrence of any event nor allow any Subsidiary or other Affiliate to knowingly permit or suffer the occurrence of any event which constitutes an event of default under any indenture or loan agreement or otherwise with respect to any indebtedness of the Borrower, the Bank, or any other Subsidiary.

7.    DEFAULT AND REMEDIES.

7.1    Events of Default. Any one or more of the following events shall constitute an Event of Default under the terms of this Agreement and the other Loan Documents:

(a)    Defaults in the prompt payment as and when due of the principal of or interest on the Loans or any fees due under this Loan Agreement within ten (10) days of the date when due, or in the prompt performance or payment when due of any other obligations of the Borrower to the Lender, whether now existing or hereafter created or arising, direct or indirect, absolute or contingent.

(b)    Default in compliance with or in the performance or observance of any term, covenant, obligation, condition, or agreement in this Agreement or any other Loan Document.

(c)    If any representation, warranty or any other statement made or deemed to be made by the Borrower herein, in any other Loan Document, or in any writing, certificate, or report or statement at any time furnished to Lender pursuant to or in connection with this Agreement shall to be false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

(d)    Borrower, the Bank or any other Subsidiary shall fail to pay when due and before the expiration of any grace period, any debt for borrowed money which it is primarily obligated to pay as borrower, or in any other capacity, whether such debt shall have become due because of acceleration of maturity or otherwise, other than debt created by this Agreement.

(e)    An event occurs which constitutes an event of default as defined in the Notes or any other Loan Document; or an event occurs which constitutes an event of default (following the expiration of applicable grace, notice or cure periods) under any present or future loan agreement between Lender and Borrower for any other loan.

(f)    The Borrower, the Bank, or any other Subsidiary shall

(i)    be unable or admits in writing its inability to pay its debts as they become due; or

(ii)    file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act as now or in the future amended, or file a pleading asking such relief, or have or suffer to be filed an involuntary petition in bankruptcy against it which is not contested and discharged within sixty (60) days; or

(iii)    make an assignment for the benefit of creditors generally; or

(iv)    consent to the appointment of a trustee, custodian, or receiver for all or a major portion of its property; or

(v)    be adjudicated a bankrupt or insolvent under any federal or state law; or

(vi)    suffer the entry of a court order under any federal or state law appointing a receiver, custodian, or trustee for all or a major part of its property or ordering the winding up or liquidation of its affairs, or approving a petition filed against it under the Bankruptcy Act, as now or in the future amended; or

(vii)    suffer the entry of a final judgment for the payment of money in excess of $100,000.00 and the same shall not be discharged or provision made for its discharge within 45 days from the date of entry thereof or an appeal or other appropriate proceeding for review thereof shall not be taken within said period and a stay of execution pending such appeal shall not be obtained; or

(viii)    suffer a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial portion of its property.

(g)    The issuance of any Supervisory Action against the Borrower, the Bank or other Subsidiaries or the Borrower’s, the Bank’s or the other Subsidiaries’ directors, whether temporary or permanent, by or at the request of any bank regulatory agency; provided, however, that notwithstanding anything to the contrary in this Agreement (including without limitation Section 5.9 hereof), Borrower shall not be required to disclose the existence of any Supervisory Action to the extent that such disclosure is prohibited by applicable law or regulation; but further provided that (i) Section 5.9 of this Agreement shall nevertheless require Borrower to disclose to Lender the maximum amount of information legally permissible to be disclosed regarding any such Supervisory Action and (ii) such Supervisory Action may, even if confidential, constitute an Event of Default hereunder if Lender becomes aware of such Supervisory Action through other channels without the violation of applicable law or regulation;

(h)    There shall occur any change in the equity ownership of the Bank, or any change in the equity ownership of the Borrower such that a “change in control” of Borrower under applicable law or regulation shall have occurred; or

(i)    The failure of the Borrower, the Bank, or any other Subsidiary, or the Borrower’s, the Bank’s, or any other Subsidiary’s directors to comply with the terms of any memorandum of understanding or letter agreement with any bank regulatory agency, including but not limited to any applicable state bank regulatory agency, Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, and the Board of Governors of the Federal Reserve System and such failure has not been fully corrected within thirty (30) business days of the Borrower’s or the Bank’s awareness of its failure to comply.

7.2    Cure Provisions. If any Event of Default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach in the same provision of this Agreement or the Notes within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to product compliance as soon as reasonably practical.

7.3    Remedies on Default. Upon the occurrence of an Default and during the continuation of such Default, the Lender shall, at its option, be relieved of any obligation to make further loan advances or extensions of credit under this Agreement; and if such Default constitutes of becomes an Event of Default, the Lender may (i) terminate all obligations of Lender to Borrower, the Bank, or any other Subsidiary including, without limitation, all obligations to lend money to Borrower under this Agreement, (ii) declare the Notes immediately due and payable, without presentment, demand, protest, notice of intent to accelerate and notice of acceleration of the maturity date of the Notes, or any other notice of any kind, all of which are expressly waived, (iii) declare immediately due and payable from Borrower the expenses set forth in Section 8.14 hereof, and (iv) pursue any remedy available to it under this Agreement, the Notes, the Pledge Agreement or any other Loan Document, or available at law or in equity, concurrently or subsequently, in such order as the Lender may elect, all of which remedies shall be cumulative, provided that upon the occurrence of an Event of Default specified in Section 7.1(f), the commitment of the Lender and any right of the Borrower to request borrowings hereunder shall be automatically terminated and all Obligations under the Loan Documents shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or in any other Loan Document to the contrary.

7.4    Liens; Setoff by Lender. Borrower hereby grants to Lender a continuing lien for all indebtedness of Borrower, the Bank, or the other Subsidiaries to Lender upon any and all of its monies, securities and other property and the proceeds thereof, now or hereafter held or received by or in transit to Lender from or for Borrower, and also upon any and all deposits (general or special, matured or unmatured) and credits of Borrower against Lender at any time existing. Upon the occurrence of any Event of Default as specified above, Lender is hereby authorized at any time and from time to time, without notice to Borrower, the Bank, or the other Subsidiaries, to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtedness of Borrower to Lender, whether under this Agreement, or otherwise, whether now existing or hereafter arising. Lender shall give written notice to Borrower of such setoff appropriation or application after such setoff, appropriation or application occurs.

8.    MISCELLANEOUS.

8.1    No Waiver. No delay or failure on the part of Lender or on the part of any holder of the Notes in the exercise of any right, power or privilege granted under this Agreement, or under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against Lender unless made in writing and signed by Lender, and then only to the extent expressly specified therein.

8.2    Notices. All notices and communications provided for hereunder shall be in writing, delivered by hand or sent by first-class, registered or certified mail, postage prepaid, or express courier to the following addresses:

(1)	If to Lender:	First Tennessee Bank National Association
165 Madison Avenue
Memphis, Tennessee 38103
Attention: Correspondent Banking

(2)	If to Borrower:	Citizens Community Bancorp, Inc.
2174 EastRidge Center
Eau Claire, Wisconsin 54701
Attention: Mark Oldenberg, CFO

Any party hereto may change its address for notice purposes by notice to the other parties in the manner provided herein. Notice shall be deemed given when hand delivered or first class, certified or registered mail, postage prepaid, or when delivered by express courier.

8.3    Governing Law. This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of Tennessee except with respect to interest which shall be governed by and construed in accordance with applicable Federal laws in effect from time to time.

8.4    Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made by or furnished on behalf of Borrower, the Bank, or the other Subsidiaries in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents and the extension or funding of the loan hereunder unless any such representation or warranty relates only to a specific time on or prior to the Closing Date.

8.5    Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8.6    Severability. If any part of any provision contained in this Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.

8.7    Time is of the Essence. Time is of the essence in interpreting and performing this Agreement and all other Loan Documents.

8.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

8.9    Payment of Costs. Borrower shall pay, promptly following demand by Lender, all reasonable costs, expenses, taxes and fees incurred by Lender in connection with the preparation, execution and delivery of this Agreement and all other Loan Documents at this closing and the recording and filing and rerecording and refiling thereof, including, without limitation, the reasonable costs and professional fees of counsel for Lender, any and all transfer, mortgage or other taxes and all recording costs that may be payable. In the future, Borrower shall pay promptly following written demand by the Lender, all such costs and expenses determined to be payable, in connection therewith.

8.10    Successors and Assigns. This Agreement shall bind and inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided, however, Borrower, the Bank, and the other Subsidiaries shall not have any right to assign their rights or obligations hereunder to any person. Notwithstanding anything in this Agreement to the contrary, Lender shall have the right, but shall not be obligated, to sell participation in the loan made pursuant hereto to other banks, financial institutions and investors.

8.11    Amendments; No Implied Waiver. This Agreement may be amended or modified, and Borrower, the bank, and the other Subsidiaries may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Borrower shall obtain the prior written consent of Lender to that specific amendment, modification, action or omission to act, and no course of dealing between Borrower, the Bank, or the other Subsidiaries and Lender shall operate as a waiver of any right, power or privilege granted to Lender under this Agreement or under any other Loan Document, or available to Lender at law or in equity.

8.12    Rights Cumulative. All rights, powers and privileges granted hereunder shall be cumulative to and shall not be exclusive of any other rights, powers and privileges granted by any other Loan Document or available at law or in equity.

8.13    Indemnity. Borrower agrees to protect, indemnify and save harmless Lender, and all directors, officers, employees and agents of Lender, from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any Person not a party to this Agreement and arising from or related or incident to this Agreement or any other Loan Document, including, without limitation, any liability under federal or state securities laws arising out of Lender’s disposition of all or part of the Collateral, (ii) costs and expenses incident to the defense of such claims, demands and causes of action, including, without limitation, reasonable attorneys’ fees, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action; provided, however, that Borrower does not agree to indemnify Lender against Lender’s own fraud, gross negligence, or willful misconduct, or any liabilities resulting therefrom. The indemnity contained in this section shall survive the termination of this Agreement.

8.14    Expenses. Borrower agrees to promptly reimburse Lender for (i) all costs and expenses of collection of the Notes, including reasonable attorneys’ fees, and (ii) all expenses incurred by Lender in acting on behalf of Borrower, the Bank or the other Subsidiaries in accordance with the terms of this Agreement or to maintain or preserve the value of the Collateral, or Lender’s interest therein pursuant to the Pledge Agreement, or any other Loan Document. Such sums shall include interest at the maximum rate allowed by law accruing from the date Lender requests such reimbursement.

8.15    Usury. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and Borrower, the Bank, and the other Subsidiaries, and Lender agree that, should any provision of this Agreement, or of the Notes, or of any other Loan Document or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to Lender by Borrower under this Agreement, and if the principal indebtedness has been paid in full, any remaining excess shall forthwith be paid to Borrower.

8.16    Jurisdiction and Venue. Borrower, the Bank, and the other Subsidiaries, and Lender agree, without power of revocation, that any civil suit or action brought against them as a result of , or which relates to, any of their obligations under this Agreement or under any other Loan Document may be brought against them, jointly or singly, in the United States District Court for the Western District of Tennessee, and Borrower, the Bank, the other Subsidiaries, and Lender irrevocably submit to the jurisdiction of such court and irrevocably waive, to the fullest extent permitted by law, any objections that they may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and Borrower, the Bank, and the other Subsidiaries, and Lender agree that final judgment in any such civil suit or action shall be conclusive and binding upon them and shall be enforceable against them by suit upon such judgment in any court of competent jurisdiction.

8.17    Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that Borrower, Lender and their respective agents have participated in the preparation hereof.

8.18    Holidays. In any case where the date for any action required to be performed under this Agreement or under any other Loan Document shall be, in the city where the performance is to be made, a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close, then such performance may be made on the next succeeding business day not a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close.

8.19    Entire Agreement. This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby. The execution of this Agreement and the other Loan Documents by Borrower, the Bank, and the other Subsidiaries was not based upon any facts or materials provided by Lender, nor was Borrower, the Bank, and the other Subsidiaries induced to execute this Agreement or any other Loan Document by any representation, statement or analysis made by Lender. In the event that the provisions of this Loan Agreement shall conflict with provisions of any of the other Loan Documents, the provisions of this Agreement shall control. This written Loan Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. For the avoidance of doubt, (i) this Agreement amends, restates and replaces the Amended and Restated Loan Agreement dated September 30, 2016 which in turn amended, restated and replaced the Loan Agreement between the Borrower and the Lender dated May 16, 2016 and (ii) the Second Amended and Restated Pledge and Security Agreement between the Borrower and the Lender dated as of the date hereof amends, restates and replaces that certain Amended and Restated Pledge and Security Agreement between the Borrower and the Lender dated as of September 30, 2016 which in turn amended, restated and replaced the Pledge and Security Agreement between the Borrower and the Lender dated as of May 16, 2016.

8.20    Consent. Borrower hereby represents and warrants that to the best of Borrower’s Knowledge there is no consent from any lender or creditor needed to prevent Borrower, the Bank, or the other Subsidiaries from being in default by Borrower executing the Notes or Borrower, the Bank, and the other Subsidiaries executing, this Loan Agreement or any other loan document associated with these Loans.

8.21    Waiver Of Right To Trial By Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.22    Further Assurances. Borrower agrees to furnish a current financial statement upon the request of Lender from time to time, and further agrees to execute and deliver all other instruments and take such other actions as Lender may from time to time reasonably request in order to carry out the provisions and intent hereof.

8.23    Execution by Bank. The undersigned Bank is joining this Agreement for the sole purpose of acknowledging the pledge of its Capital Stock pursuant to the Pledge Agreement.

8.24    Non-Control. In no event shall the Lender’s rights hereunder be deemed to indicate that the Lender is in control of the business, management or properties of the Borrower or the Bank or has power over the daily management functions and operating decisions made by the Borrower and the Bank, all such rights and powers being hereby expressly reserved to the Borrower and the Bank.

8.25    Assignments and Participations. Lender may sell or offer to sell the Loans or interests therein to one or more assignees or participants. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Lender hereunder. Lender may disseminate any information it now has or hereafter obtains pertaining to the Loans, including any security for the Loans, Borrower, Bank, any other Subsidiary, any of Borrower’s, Bank’s, or any other Subsidiary’s principals, or any guarantor, if any, to any actual or prospective assignee or participant, to Lender’s affiliates, to any regulatory body having jurisdiction over Lender, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Lender and the Loans, or to any other party as necessary or appropriate in Lender’s reasonable judgment.

8.26    Electronic Transmission of Data. Lender and Borrower agree that certain data related to the Loans (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the internet to the parties, the parties’ affiliates, agents and representatives, and other Persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower and Bank will release, hold harmless and indemnify Lender from any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

8.27    USA PATRIOT Act. The Lender hereby notifies the Borrower and any guarantor that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and any guarantors, which information includes the name and address of the Borrower and any guarantors and other information that will allow Lender to identify the Borrower and any guarantors in accordance with the PATRIOT Act.

8.28    No Inference of Extension Past Maturity Date. Notwithstanding any other provision herein, the terms, conditions, and requirements provided for herein that would, by their express terms, be applicable to time periods after the 2016 Term Loan Maturity Date or the 2017 Term Loan Maturity Date, are not to be interpreted as an inference that the Lender has agreed to any extension, automatic or otherwise, to the extension of the 2016 Term Loan Maturity Date or the 2017 Term Loan Maturity Date. The Lender has not agreed and is under no obligation to extend the 2016 Term Loan Maturity Date or the 2017 Term Loan Maturity Date.

[SIGNATURE PAGE FOLLOWS]

WITNESS the hand and seal of the parties hereto through their duly authorized officers as of the date first above written.

LENDER:		BORROWER:

FIRST TENNESSEE BANK NATIONAL ASSOCIATION		CITIZENS COMMUNITY BANCORP, INC.

By:	/s/ Jeff Gach	By:	/s/ Stephen Bianchi
Printed Name:	Jeff Gach	Printed Name:	Stephen Bianchi
Title:	VP	Title:	President/CEO

The undersigned Bank executes this Loan Agreement for the sole purpose of acknowledging the pledge of its Capital Stock under the Pledge Agreement.

BANK:

CITIZENS COMMUNITY FEDERAL NATIONAL ASSOCIATION

		By:	/s/ Stephen Bianchi
		Printed Name:	Stephen Bianchi
		Title:	President/CEO

[SIGNATURE PAGE TO AMENDED AND RESTATED LOAN AGREEMENT]

LIST OF EXHIBITS

EXHIBIT A	FORM OF 2017 TERM NOTE

EXHIBIT B	Intentionally Omitted

EXHIBIT C	ACTIONS, SUITS, OR OTHER PROCEEDINGS PENDING OR THREATENED AGAINST OR AFFECTING BORROWER OR ANY SUBSIDIARY

EXHIBIT D	SUBSIDIARIES OF BORROWER

EXHIBIT E	LIENS

EXHIBIT F	OPTIONS, WARRANTS OR OTHER RIGHTS AGREEMENTS OR COMMITMENTS (INCLUDING CONVERSION RIGHTS AND PREEMPTIVE RIGHTS) OBLIGATING BORROWER OR ANY SUBSIDIARY TO ISSUE, SELL, PURCHASE OR REDEEM SHARES OR SECURITIES CONVERTIBLE TO SHARES

EXHIBIT G	INDEBTEDNESS NOT AUTHORIZED IN SECTION 6.1

EXHIBIT H	COMPLIANCE CERTIFICATE

APPENDIX A	DEFINITIONS

SCHEDULE 4.6	SUPERVISORY ACTION(S)

EXHIBIT A

FORM OF 2017 TERM NOTE

2017 TERM NOTE

$5,000,000.00	Memphis, Tennessee
May , 2017

FOR VALUE RECEIVED, the undersigned, CITIZENS COMMUNITY BANCORP, INC., a Maryland corporation (“Maker”), promises to pay to the order of FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal place of business in Memphis, Tennessee (“Bank”), the principal sum of FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00), together with interest from date until maturity, upon disbursed and unpaid principal balances, at the rate hereinafter specified, said principal and interest being payable as follows: the unpaid principal balance hereof shall be payable in twenty (20) consecutive quarterly principal installments, installment nos. 1 to 19, both inclusive, being in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00) each, and installment no. 20 being for the entire unpaid principal balance, the first of said installments of principal being due and payable on the          (    ) day of                     , 2017, and one on the              (    ) day of each third (3rd) month thereafter until all are fully paid (with the final installment, if not sooner paid, being due and payable on the          day of                     , 2022); and interest on the indebtedness hereby evidenced shall be paid quarterly concurrently with the payment of such principal installments.

This Note is being issued pursuant to that certain Second Amended and Restated Loan Agreement, dated of even date, between the Maker and the Bank as said agreement may be amended or modified (the “Loan Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

The interest rate on the Note is subject to change from time to time based on changes in an independent index (the “Index”) which is the LIBOR Rate (as hereinafter defined), adjusted and determined as of the opening of business on the first (1st) day of the month in which this Note is dated (the “Initial Pricing Date”) and on the first (1st) day of each third (3rd) month hereafter (the “Interest Rate Change Date”). The “LIBOR Rate” shall mean the London Interbank Offered Rate of interest for an interest period of ninety (90) days, as reported in The Wall Street Journal published on the Interest Rate Change Date of each third (3rd) month hereafter; provided, however, that the LIBOR Rate shall never be less than zero percent (0%). Each change in the Index (as hereinafter defined) which results from a change in the LIBOR Rate shall become effective, without notice to the Maker, on each Interest Rate Change Date following any change in the LIBOR Rate; provided, however, that if The Wall Street Journal is not published on such date, the LIBOR Rate shall be determined by reference to The Wall Street Journal last published immediately preceding such date (the “Index”). The Index is not necessarily the lowest rate charged by the Bank on its loans. If the Index becomes unavailable during the term of this loan, the Bank may designate a reasonably equivalent substitute index after notice to the Maker. The Bank will tell the Maker the current Index rate upon any such substitution. The interest rate change will not occur more often than each quarter. The Maker understands that the Bank may make loans based on other rates as well. The Index currently is              percent (    %) per annum. The interest rate to be applied to the unpaid principal balance of this Note (the “Contract Rate”) will be at a rate of two and 70/100 percent (2.70%) (the “Margin”), over the Index, resulting in an initial rate of          percent (    %) per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

Notwithstanding any other provisions herein, if any Change in Law (as hereafter defined) shall make it unlawful for the Bank to make or maintain a LIBOR Rate loan as contemplated by this Note, the principal outstanding hereunder shall, if required by law and if the Bank so requests, be converted on the date required to make the loan evidenced by this Note legal to a loan according interest at the lesser of the Maximum Rate or the base commercial rate of interest (“Base Rate”) established from time to time by the Bank. Each change in the Base Rate shall become effective, without notice to the Maker, on the same date that the Base Rate changes. The Maker hereby agrees promptly to pay the Bank, upon demand, any reasonable costs incurred by the Bank in making any conversion in accordance with this paragraph, including any interest or fees payable by the Bank to lenders of funds obtained by Bank in order to maintain its LIBOR Rate loans.

The Maker hereby indemnifies the Bank and holds the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of (i) a default by the Maker in payment of the principal amount of or interest on the loan evidenced hereby, including any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Rate loans; or (ii) a Change in Law that results in the imposition on the Bank of reserve requirements in connection with LIBOR Rate loans made by the Bank. The Maker will make any payments under this indemnity to Bank, upon demand. The Maker further agrees to enter into a modification of this Note, at the request of the Bank, to bring this Note into compliance with any Change in Law.

“Change in Law” shall mean the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof, in all cases by Governmental Authority having jurisdiction over the Bank, in each case after the date hereof.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising regulatory function of or pertaining to government.

The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the lesser of (a) ten percent (10%) per annum or (b) the maximum effective variable contract rate which may be charged by the Bank under applicable law from time to time in effect (the “Maximum Rate”).

Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Loan Agreement), the Bank, at its option, may charge, and the Maker agrees to pay, interest on disbursed and unpaid principal balances at the default rate (the “Default Rate”) per annum equal to the lesser of (a) the Maximum Rate or (b) (i) the Contract Rate plus (ii) four percent (4%).

Any amounts not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the Default Rate.

For any payment which is not made within ten (10) days of the due date for such payment, the Maker shall pay a late fee. The late fee shall equal five percent (5%) of the unpaid portion of the past-due payment.

This Note is secured by the Pledge Agreement, and may now or hereafter be secured by other mortgages, trust deeds, assignments, security agreements, or other instruments of pledge or hypothecation.

All installments of interest, and the principal hereof, are payable at the office of First Tennessee Bank National Association, 165 Madison Avenue, Memphis, Tennessee 38103, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

If the Maker shall fail to make payment of any installment of principal or interest, within ten (10) days of its due date, or upon any default in the terms and provisions of any of the Security Documents, or upon any default in any other mortgage, trust deed, security agreement, or other instrument of pledge or hypothecation which now or hereafter secures the payment of the indebtedness evidenced hereby, or upon the occurrence of any Event of Default under the Loan Agreement (including the occurrence of an Event of Default under the Loan Agreement), or upon the death or dissolution of the Maker or (if the Maker, is a partnership, the death or dissolution of any general partner thereof), or upon any default in the payment or performance of any other indebtedness, liability or obligation now or hereafter owed by the Maker to the holder hereof, if any such default is not cured within any cure period applicable thereto, then and in any such event following written notice to the Maker, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all interest then accrued, shall, at the absolute option of the holder hereof, at once become due and payable, without demand or notice, the same being expressly waived and Bank may exercise any right, power or remedy permitted by law or equity, or as set forth herein or in the Loan Agreement or any other Loan Document.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Bank in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Bank, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney’s fee. These include, but are not limited to, the Bank’s reasonable attorney’s fees and legal expenses, whether or not there is a lawsuit, including attorney’s fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction) and appeals.

The Bank and the Maker hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Bank or Maker against the other.

To the extent permitted by applicable law, the Bank reserves a right of setoff in all the Maker’s accounts with the Bank (whether checking, savings, or some other account). This includes all accounts the Maker may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. The Maker authorizes the Bank, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at the Bank’s option, to administratively freeze all such accounts to allow the Bank to protect the Bank’s charge and setoff rights provided in this paragraph.

The undersigned agrees to furnish a current financial statement upon the request of the Bank from time to time, and further agrees to execute and deliver all other instruments and take such other actions as the Bank may from time to time reasonably request in order to carry out the provisions and intent hereof.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each business entity that opens an account. What this means to Maker: When Maker opens an account, the Bank will ask for Federal Tax Identification Number, physical street address, full legal name of the Maker and other information that will allow the Bank to identify Maker. The Bank may also ask Maker to provide copies of certain documents that will aid in confirming this information.

The Maker and any endorsers or guarantors hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability thereon. Maker agrees that borrowers, endorsers, guarantors and sureties may be added or released without notice and without affecting Maker’s liability hereunder. The liability of Maker shall not be affected by the failure of Bank to perfect or otherwise obtain or maintain the priority or validity of any security interest in any collateral. The liability of Maker shall be absolute and unconditional and without regard to the liability of any other party hereto.

It is the intention of the Bank and the Maker to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum effective contract rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, all lawful interest thereon and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the holder hereof and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum effective contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the holder hereof and the Maker that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

The principal amount of this Note may be prepaid in whole or in part at any time, and from time to time without penalty or premium, provided, however, that if an Interest Rate Swap has been entered into in connection with this Note, any full or partial prepayments of principal amounts due under this Note may require termination or adjustment of the Interest Rate Swap and may result in a payment due from Maker per the terms and conditions of the Interest Rate Swap.

Bank is hereby authorized to disclose any financial or other information about Maker to any regulatory body or agency having jurisdiction over Bank and to any present, future or prospective participant or successor in interest in any loan or other financial accommodation made by Bank to Maker. The information provided may include, without limitation, amounts, terms, balances, payment history, return item history and any financial or other information about Maker. However, subject to applicable law, Bank shall use reasonable efforts to protect the confidentiality of the terms and conditions of the Loan in all other respects.

The invalidity or unenforceability of any one or more provisions of this Note shall not render any other provision invalid or unenforceable. In lieu of any invalid or unenforceable provision, there shall be added automatically a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

The covenants, conditions, waivers, releases and agreements contained in this Note shall bind, and the benefits thereof shall inure to, the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that this Note cannot be assigned by Maker without the prior written consent of Bank, and any such assignment or attempted assignment by Maker without consent shall be void and of no effect with respect to Bank.

Bank may from time to time sell or assign, in whole or in part, or grant participations in, the Loan, this Note and/or the obligations evidenced thereby. The holder of any such sale, assignment or participation, if the applicable agreement between Bank and such holder so provides, shall be: (a) entitled to all of the rights, obligations and benefits of Bank; and (b) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to Maker, in each case as fully as though Maker were directly indebted to such holder. Bank may in its discretion give notice to Maker of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Bank’s or such holder’s rights hereunder.

Maker irrevocably appoints each and every member and/or officer of Maker as its attorneys upon whom may be served, by certified mail at the address set forth in the Loan Agreement, or such other address as may be directed by Maker, in writing, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Note or any other Loan Document; and Maker hereby consents that any action or proceeding against it be commenced and maintained in any state or federal court sitting in Memphis, Shelby County, Tennessee, by service of process on any such owner, partner and/or officer; and Maker agrees that such courts of the State shall have jurisdiction with respect to the subject matter hereof and the person of Maker and all collateral securing the obligations of Maker. Maker agrees not to assert any defense to any action or proceeding initiated by Bank based upon improper venue or inconvenient forum.

CITIZENS COMMUNITY BANCORP, INC.

By:
Title:

MAKER

EXHIBIT B

[INTENTIONALLY OMITTED]

B-1

EXHIBIT C

ACTIONS, SUITS, OR OTHER PROCEEDINGS PENDING OR THREATENED AGAINST OR AFFECTING BORROWER OR ANY SUBSIDIARY

On March 22, 2017, Paul Parshall, a purported Wells Financial Corp. stockholder, filed a putative stockholder class action and derivative complaint in the District Court of Faribault County, Minnesota captioned Paul Parshall v. Wells Financial Corp., et al. The lawsuit names as defendants Wells, each of the current members of the Wells board and Citizens Community Bancorp, Inc. The complaint asserts that the director defendants breached their fiduciary duties by initiating a process to sell Wells that undervalues Wells; by agreeing to the merger agreement at a price that does not reflect Wells’ true value; and by either failing to inform themselves of Wells’ true value or disregarding such value. The complaint further asserts that Wells and Citizens Community Bancorp, Inc. aided and abetted the purported breaches of fiduciary duty. The complaint seeks (i) a declaration that the action may be maintained as a class action; (ii) injunctive relief to prevent the consummation of the merger; (iii) in the event the merger is consummated, rescission of the transaction or rescissionary damages; (iv) an order directing the defendants to account to the plaintiff for damages because of alleged wrongdoing; (v) an award to plaintiff of costs and disbursements including attorneys’ and experts’ fees; and (vi) other relief as may be just and proper.

The Borrower’s disclosure of the foregoing suit is for information purposes and should not be deemed to be an admission that the foregoing suit is material or, if adversely determined, is likely to cause a material adverse effect upon the Borrower or the Bank.

C-1

EXHIBIT D

SUBSIDIARIES OF BORROWER

Citizens Community Federal National Association

D-1

EXHIBIT E

ADDITIONAL LIENS

None.

E-1

EXHIBIT F

OPTIONS, WARRANTS, OR OTHER RIGHTS, AGREEMENTS, OR

COMMITMENTS (INCLUDING CONVERSION RIGHTS AND

PREEMPTIVE RIGHTS) OBLIGATING BORROWER OR ANY

SUBSIDIARY TO ISSUE, SELL, PURCHASE, OR REDEEM

SHARES OR SECURITIES CONVERTIBLE INTO SHARES

See attached.

CITIZENS COMMUNITY BANCORP, INC.

2004 RECOGNITION AND RETENTION PLAN

AWARDS GRANTED TO DATE

EMPLOYEE NAME	GRANT DATE	RESTRICTED SHARES GRANTED	VESTING TERM	VESTED THRU 11/03/2016	UNVESTED THRU 11/03/2016	FORFEITED THRU 11/03/2016 (1)
	2/4/2005	2,277	5 YRS	2,277	0	0
	11/17/2005	3,416	5 YRS	3,416	0	0
	2/4/2005	2,277	5 YRS	2,277	0	0
	11/17/2005	3,416	5 YRS	3,416	0	0
	2/4/2005	2,277	5 YRS	2,277	0	0
	2/4/2005	2,277	5 YRS	2,277	0	0
	2/4/2005	2,277	5 YRS	1,367	0	910
	2/4/2005	28,478	5 YRS	22,783	0	5,695
	2/4/2005	10,252	5 YRS	10,252	0	0
	2/4/2005	4,556	5 YRS	4,556	0	0
	2/4/2005	4,556	5 YRS	4,556	0	0
	2/4/2005	4,556	5 YRS	1,823	0	2,733
	6/14/2011	10,156	5 YRS	10,156	0	0
	9/30/2011	10,156	5 YRS	8,124	0	2032
	10/31/2012	10,156	5 YRS	6,093	0	4063
	1/24/2013	5,163	5 YRS	3,096	0	2067
	7/2/2012	2,500	5 YRS	2,000	500	0
	1/24/2013	5,164	5 YRS	3,096	2,068	0

TOTAL SHARES		113,910		93,842	2,568	17,500

EMPLOYEE NAME	GRANT DATE	STOCK OPTIONS GRANTED	VESTING PERIOD	TERM	EXERCISE PRICE	VESTED THRU 11/03/2016	UNVESTED THRU 11/03/2016	FORFEITED SHARES (1)	DATE FORFEITED (1)	SHARES EXERCISED	DATE SHARES EXERCISED	vested shares expiration date
	2/4/2005	14,240	5 YRS	15 YRS	$7.04	14,240	0	0	0	0	NA	2/4/2020
	2/4/2005	14,240	5 YRS	15 YRS	$7.04	12,740	0	0	0	1,500	3/16/2015	2/4/2020
	2/4/2005	14,240	5 YRS	15 YRS	$7.04	14,240	0	0	0	0	NA	2/4/2020
	2/4/2005	14,240	5 YRS	15 YRS	$7.04	0	0	14,240	6/1/2012	0	NA	NA
	2/4/2005	14,240	5 YRS	15 YRS	$7.04	0	0	14,240	6/1/2009	0	NA	NA
	2/4/2005	71,195	5 YRS	10 YRS	$7.04	0	0	71,195	12/31/2009	0	NA	NA
	2/4/2005	25,629	5 YRS	10 YRS	$7.04	0	0	25,629	6/30/2012	0	NA	NA
	2/4/2005	11,391	5 YRS	10 YRS	$7.04	0	0	11,391	3/31/2011	0	NA	NA
	2/4/2005	11,391	5 YRS	10 YRS	$7.04	0	0	6,833	5/31/2007	4558	PRIOR TO 2009	NA
	2/4/2005	11,391	5 YRS	10 YRS	$7.04	0	0	0	0	11391	12/9/2014	2/4/2015
	6/14/2011	23,219	5 YRS	10 YRS	$5.48	0	0	0	0	9288	12/4/2014	6/14/2021
	6/14/2011							0	0	4644	3/9/2015	6/14/2021
	6/14/2011							0	0	4644	2/23/2016	6/14/2021
	6/14/2011									4643	6/14/2016	6/14/2021
	9/30/2011	23,219	5 YRS	10 YRS	$5.00	0	0	4643	7/29/2016	9288	12/4/2014	9/30/2021
	9/30/2011									4644	3/9/2015	9/30/2021
	9/30/2011									4644	2/23/2016	9/30/2021
	10/31/2012	23,219	5 YRS	10 YRS	$5.56	0	0	9287	7/29/2016	9200	3/9/2015	10/31/2022
	10/31/2012									4732	2/23/2016	10/31/2022
	1/24/2013	1,462	5 YRS	10 YRS	$6.12	0	0	586	7/29/2016	876	2/23/2016	1/24/2023
	7/2/2012	5,000	5 YRS	10 YRS	$5.65	1,000	1,000	0	0	2000	3/10/2015	7/2/2022
										1000	3/14/2016	7/2/2022
	1/24/2013	1,462	5 YRS	10 YRS	$6.12	0	586	0	0	876	3/14/2016	1/24/2023
	7/2/2012	2,500	5 YRS	10 YRS	$5.65	0	500	0	0	2000	8/29/2016	7/2/2022
	7/2/2012	2,500	5 YRS	10 YRS	$5.65	0	500	0	0	2000	8/16/2016	7/2/2022

TOTAL SHARES		284,778				42,220	2,586	158,044		81,928

(1)	Per the Plan Agreement, vested Option Shares are forfeited following termination for any reason, excluding death and Termination of Service for Cause, after one year for Directors and three months for Employees. Unvested Restricted and Option Shares are forfeited immediately upon Termination of Service for any reason, other than death or disability.

2004 RECOGNITION AND RETENTION PLAN

RESTRICTED SHARES AVAILABLE FOR GRANT	0
STOCK OPTIONS AVAILABLE FOR GRANT	0

CITIZENS COMMUNITY BANCORP, INC.

2008 EQUITY AND INCENTIVE PLAN

AWARDS GRANTED TO DATE

EMPLOYEE NAME	GRANT DATE	RESTRICTED SHARES GRANTED	VESTING TERM	VESTED THRU 11/03/2016	UNVESTED THRU 11/03/2016	FORFEITED THRU 06/30/2016 (1)
	1/24/2014	10,000	5YRS	4,000	0	6,000
	1/24/2014	5,000	5YRS	2,000	3,000	0
	3/3/2015	10,000	5YRS	2,000	0	8,000
	3/3/2015	7,500	5YRS	1,500	6,000	0
	6/24/2016	9,091	5YRS	0	9,091	0
	9/12/2016	2,500	5YRS	0	2,500	0
	10/11/2016	2,500	5YRS	0	2,500	0
	5/25/2017	3,000	3YRS	0	3,000	0

TOTAL SHARES		49,591		9,500	26,091	14,000

EMPLOYEE NAME	GRANT DATE	STOCK OPTIONS GRANTED	VESTING PERIOD	TERM	EXERCISE PRICE	VESTED THRU 11/03/2016	UNVESTED THRU 11/03/2016	FORFEITED SHARES (1)	DATE FORFEITED (1)	SHARES EXERCISED	DATE SHARES EXERCISED	vested shares expiration date
	1/24/2014	20,000	5YRS	10YRS	$8.00	0	0	12000	7/29/2016	8000	8/11/2016	1/24/2024
	1/24/2014	10,000	5YRS	10YRS	$8.00	0	6,000	0	NA	4000	5/26/2016	1/24/2024
	1/24/2014	2,500	5YRS	10YRS	$8.00	1,000	1,500	0	NA	0	NA	1/24/2024
	1/24/2014	2,500	5YRS	10YRS	$8.00	0	1,500	0	NA	1000	8/29/2016	1/24/2024
	1/24/2014	2,500	5YRS	10YRS	$8.00	500	1,500	0	NA	500	2/19/2016	1/24/2024
	1/24/2014	2,500	5YRS	10YRS	$8.00	1,000	1,500	0	NA	0	NA	1/24/2024
	1/24/2014	2,500	5YRS	10YRS	$8.00	0	0	2,500	7/1/2014	0	NA	7/1/2014
	1/24/2014	2,500	5YRS	10YRS	$8.00	0	0	2,500	6/22/2015 & 9/22/2015	0	NA	9/22/2015
	3/3/2015	20,000	5YRS	10YRS	$9.20	0	0	16000	7/29/2016	4000	8/11/2016	3/3/2025
	3/3/2015	15,000	5YRS	10YRS	$9.20	3,000	12,000	0	NA	0	NA	3/3/2025
	3/3/2015	3,000	5YRS	10YRS	$9.20	600	2,400	0	NA	0	NA	3/3/2025
	3/3/2015	3,000	5YRS	10YRS	$9.20	0	2,400	0	NA	600	8/29/2016	3/3/2025
	3/3/2015	3,000	5YRS	10YRS	$9.20	600	2,400	0	NA	0	NA	3/3/2025
	3/3/2015	3,000	5YRS	10YRS	$9.20	600	2,400	0	NA	0	NA	3/3/2025
	3/3/2015	3,000	5YRS	10YRS	$9.20	0	0	3,000	6/22/2015	0	NA	6/22/2015

	1/24/2016	5,000	5YRS	10YRS	$9.21	0	5,000	0	NA	0	NA	1/24/2026
	1/24/2016	3,000	5YRS	10YRS	$9.21	0	3,000	0	NA	0	NA	1/24/2026
	1/24/2016	3,000	5YRS	10YRS	$9.21	0	3,000	0	NA	0	NA	1/24/2026
	1/24/2016	3,000	5YRS	10YRS	$9.21	0	3,000	0	NA	0	NA	1/24/2026
	1/24/2016	3,000	5YRS	10YRS	$9.21	0	3,000	0	NA	0	NA	1/24/2026
	6/14/2016	3,000	5YRS	10YRS	$9.62	0	3,000	0	NA	0	NA	6/14/2026
	6/14/2016	3,000	5YRS	10YRS	$9.62	0	3,000	0	NA	0	NA	6/14/2026
	6/14/2016	3,000	5YRS	10YRS	$9.62	0	3,000	0	NA	0	NA	6/14/2026
	6/14/2016	3,000	5YRS	10YRS	$9.62	0	3,000	0	NA	0	NA	6/14/2026
	6/14/2016	2,000	5YRS	10YRS	$9.62	0	2,000	0	NA	0	NA	6/14/2026
	6/14/2016	2,000	5YRS	10YRS	$9.62	0	2,000	0	NA	0	NA	6/14/2026
	6/14/2016	2,000	5YRS	10YRS	$9.62	0	2,000	0	NA	0	NA	6/14/2026
	6/24/2016	20,000	5YRS	10YRS	$11.00	0	20,000	0	NA	0	NA	6/24/2026

TOTAL SHARES		150,000				7,300	88,600	36,000		18,100

(1)	Per the Plan Agreement, vested Option Shares are forfeited following termination for any reason, excluding death and Termination of Service for Cause, after one year for Directors and three months for Employees. Unvested Restricted and Option Shares are forfeited immediately upon Termination of Service for any reason, other than death or disability.
(2)	Per the Restricted Stock and Incentive Stock Option Agreements, shares granted on 03/03/2015 vest on 01/24/2016, 01/24/2017, 01/24/2018, 01/24/2019 and 01/24/2020.

2008 EQUITY AND INCENTIVE PLAN

RESTRICTED SHARES AVAILABLE FOR GRANT

TOTAL RESTRICTED SHARES	170,745
RESTRICTED SHARES GRANTED 01/24/2014	-15,000
RESTRICTED SHARES GRANTED 03/03/2015	-17,500
RESTRICTED SHARES GRANTED 06/24/2016	-9,091
RESTRICTED SHARES GRANTED 09/12/2016	-2,500
RESTRICTED SHARES GRANTED 10/11/2016	-2,500

NET RESTRICTED SHARES AVAILABLE FOR GRANT	124,154

STOCK OPTIONS AVAILABLE FOR GRANT
TOTAL STOCK OPTIONS	426,860
STOCK OPTIONS GRANTED 01/24/2014	-45,000
STOCK OPTIONS GRANTED 03/03/2015	-50,000
STOCK OPTIONS GRANTED 01/24/2016	-17,000
STOCK OPTIONS GRANTED 06/14/2016	-18,000
STOCK OPTIONS GRANTED 06/24/2016	-20,000

NET STOCK OPTIONS AVAILABLE FOR GRANT	276,860

EXHIBIT G

INDEBTEDNESS NOT AUTHORIZED IN SECTION 6.1

None.

G-1

EXHIBIT H

COMPLIANCE CERTIFICATE

[Place on Citizens Community Bancorp, Inc. Letterhead]

[DATE]

Mr.

First Tennessee Bank National Association

Correspondent Banking

165 Madison Ave, 5th Floor

Memphis, TN 38103

Re:    Compliance Certificate

I,                     ,                     , of Citizens Community Bancorp, Inc., a Maryland corporation (the “Borrower”), certify to First Tennessee Bank National Association, a national banking association (the “Lender”) that the attached financial statements for the period ending                         , 20    , present fairly the financial position and results of operations of the Borrower and its Subsidiaries. The attached statements include all statements required to be delivered as of the date hereof pursuant to the Second Amended and Restated Loan Agreement dated May     , 2017, between Lender and Borrower, as amended or modified from time to time (the “Loan Agreement”). This certification is provided to Lender under the provisions of Section 5.19 of the Loan Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

[Remainder of Page Intentionally Left Blank]

Loan Agreement Section - Covenant	Covenant	Actual	In Compliance ?
5.13(b) - Risk-Based Capital Ratio	greater than or equal to 12.00%		[Yes] [No]
5.14 “Modified” Texas Ratio	less than or equal to 30.00%		[Yes] [No]
5.15 Return on Average Assets (pre-Wells Transaction)

Covenant: at least the percentage set forth below opposite the applicable Covenant Compliance Date:

Covenant Compliance Dates occurring	Percentage
On or before September 30, 2017	0.40%
October 1, 2017 through and including September 30, 2018	0.45%
On or after October 1, 2018	0.50%

In Compliance ?
[Yes] [No]
(post-Wells Transaction)

Covenant: at least the percentage set forth below opposite the applicable Covenant Compliance Date:

Covenant Compliance Dates occurring	Percentage
From and after the effective date of the Wells Transaction through and including September 30, 2018	0.55%
October 1, 2018 through and including September 30, 2019	0.60%
October 1, 2019 and thereafter	0.65%

In Compliance ?
[Yes] [No]

5.17 Loan to Value Ratio	less than or equal to 50%	[Yes] [No]

By signing below I acknowledge that I have completed the above covenant compliance check, that all calculations were made in accordance with the terms and requirements of the applicable Loan Agreement sections, and that, to the best of my knowledge, except where indicated, the Borrower and its Subsidiaries are in compliance with all of the above covenants and all other affirmative and negative covenants, events of default, and all other terms of the agreements encompassing the Loan Agreement.

Citizens Community Bancorp, Inc.

By:
Name:
Title:

APPENDIX A

DEFINITIONS

“2016 Term Loan Maturity Date” shall mean May 15, 2021

“2017 Term Loan Maturity Date” shall mean that date which is five (5) years after the advance of funds under the 2017 Term Loan.

“Affiliate” shall have the same meaning assigned to it in applicable bank regulations.

“Asset Disposition” shall mean the disposition (including the sale, lease or transfer) of any or all of the assets (including without limitation any common or preferred stock of the Bank or any other Subsidiary) of the Borrower or any of its Subsidiaries whether by sale, lease, transfer or otherwise.

“Authorized Agent” shall mean Stephen Bianchi (with an e-mail address of sbianchi@ccf.us) or Mark C. Oldenberg (with an e-mail address of moldenberg@ccf.us), or any such other person as may, from time to time, be designated as an Authorized Agent from Borrower to the Lender, by written notice executed by a duly authorized officer of the Borrower.

“Bank Regulatory Authority” shall mean the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and all other relevant bank regulatory authorities (including, without limitation, relevant state bank regulatory authorities).

“Call Report” shall mean the Bank’s Quarterly Report of Condition and Income.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock or equity, whether now outstanding or issued after the Closing Date, including all common stock, preferred stock, partnership interests and limited liability company member interests.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Entity or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Entity; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor

A-1

or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Collateral” shall mean one million (1,000,000) shares of the common stock of the Bank as evidenced by Certificate No. 1.

“Covenant Compliance Date” shall mean the last day of each fiscal quarter of the Borrower.

“Default” shall mean the occurrence of any event, circumstance, or condition which constitutes, or would, with the giving of notice, lapse of time, or both, constitute an Event of Default.

“Environmental Laws” shall mean all federal, state, and local laws, including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to the discharge of air pollutants, water pollutants, or process waste water or otherwise relating to the environment or hazardous substances or the treatment, processing, storage, disposal, release, transport, or other handling thereof, including, but not limited to, the federal Solid Waste Disposal Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Hazardous Materials Transportation Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the federal Toxic Substances Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency, in each case as now or at any time hereafter in effect.

“Equity Issuance” shall mean any issuance by the Borrower to any person of shares of its Capital Stock, any shares of its Capital Stock pursuant to the exercise of options or warrants or any shares of its Capital Stock pursuant to the conversion of any debt to equity, after the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.

A-2

“ERISA Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Borrower, the Bank, or any other Subsidiary or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any plan; (vi) the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Event of Default” shall have the meaning assigned to such term in Section 7.1 of this Agreement.

“GAAP” shall mean generally accepted accounting principles applied on a consistent basis, maintained throughout the period involved.

“Governmental Entity” means the United States, any State, and/or any political subdivision, department, agency or instrumentality of any of the foregoing.

“Interest Rate Swap” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.

A-3

“Known” to Borrower or “Knowledge” of Borrower means the actual knowledge, after due inquiry, of Stephen Bianchi and/or Mark C. Oldenberg.

“Lien(s)” shall have the meaning set forth in Section 4.11 of this Agreement and are more specifically set forth in Exhibit E attached hereto.

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by the Borrower or its Subsidiaries.

“Loan Documents” shall mean the Notes, the Agreement, the Pledge Agreement, stock certificates issued to Borrower evidencing the shares pledged pursuant to the Pledge Agreement, the Guaranty, stock powers with respect to such shares pledged as Collateral and any and all other documents, instruments or agreements evidencing, securing, guaranteeing or otherwise related to or delivered in connection with the Loans.

“Loan-to-Value Ratio” shall mean the ratio that (a) the then-outstanding balance of the Loans at the time of measurement bears to (b) the Bank’s tangible common equity tier 1 capital at the time of measurement.

“‘Modified’ Texas Ratio” shall mean a fraction, expressed as a percentage, where the numerator is Non-Performing Assets, and where the denominator is the sum of Bank’s Tier 1 Capital plus the entire balance of Bank’s loan loss reserve, all determined on a basis satisfactory to Lender.

“Multiple Employer Plan” shall mean a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Non-Performing Assets” shall mean the sum of (1) all Non-Performing Loans and (2) Other Real Estate Owned listed in Call Reports and other such assets acquired through foreclosure or other realization upon collateral or rearrangement or satisfaction of Indebtedness.

“Non-Performing Loans” shall mean the sum of (1) all loans classified internally or by a Bank Regulatory Authority as non-accrual plus (2) loans past due by 90 days or more plus (3) loans for which the obligee has reduced the agreed interest rate, reduced the principal or interest obligation, extend the maturity, applied interest payments to reduce principal, capitalized interest, or otherwise renegotiated the terms of the obligation based upon the actual or asserted inability of the obligor(s) of such loans to perform their obligations pursuant to the agreements with the obligee prior to such modification or renegotiation; provided, however, that (a) loans for which the Borrower or the Bank has taken additional collateral satisfactory to it and therefore is prepared to make additional loan advances or any other loans which have been restructured and are performing in a manner satisfactory to the Borrower and (b) any portion of a Non-Performing Loan that is guaranteed by the

A-4

United States government or an agency thereof in a manner acceptable to Lender shall not be included in the definition of Non-Performing Loans (but any un-guaranteed portion of a Non-Performing Loan covered by item (b) above shall be included as a Non-Performing Loan).

“Notes” shall have the meaning assigned to such term in Section 1.2 of this Agreement, together with any and all renewals, modifications, extensions and replacements thereof.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Permitted Encumbrances” shall mean and include: (a) liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings; (b) workmen’s, vendors’, mechanics’ and materialmen’s liens and other liens imposed by law incurred in the ordinary course of business, and easements and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the properties subject thereto and affected thereby; (c) liens in respect of pledges or deposits under social security laws, workmen’s compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory operations; and (d) such other liens and encumbrances to which Lender shall consent in writing, if any.

“Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof, joint stock company, or non-incorporated organization, or any other entity of any kind whatsoever.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, the Bank, or any other Subsidiary or any ERISA affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Pledge Agreement” shall mean that certain Second Amended and Restated Pledge and Security Agreement executed by Borrower for the benefit of Lender dated as of the Closing Date.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Risk-Based Capital Ratio” shall have the meaning and be calculated as set forth in Appendix A to Title 12, Code of Federal Regulations, Part 225, Capital Adequacy Guidelines for Bank Holding Companies.

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“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Subsidiaries” or individually “Subsidiary” shall mean any partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture, or other entity other than Borrower in an unbroken chain of entities beginning with the Borrower with each of the entities or the Bank other than the last entity in the unbroken chain owning fifty percent (50%) or more of the total combined voting power of all classes of stock or other form of equity in one of the other entities or the Bank and are more specifically listed in Exhibit D attached hereto.

“Supervisory Action” shall mean and include the issuance by or at the behest of any bank regulatory authority of a letter agreement, memorandum of understanding (regardless of whether consented or agreed to by the party to whom it is addressed), cease and desist order, injunction, directive, restraining order, formal agreement, notice of charges, or civil money penalties, against Borrower, the Bank, or any other Subsidiary or the directors or officers of any of them, whether temporary or permanent.

“Tier 1 Capital” shall have the meaning included in Appendix A to Title 12, Code of Federal Regulations, Part 225, Capital Adequacy Guidelines for Bank Holding Companies.

“United States” means the government of the United States of America or any department, agency, division or instrumentality thereof.

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SCHEDULE 4.6

SUPERVISORY ACTION(S)

None.